Exhibit 21

SUBSIDIARIES OF ATN INTERNATIONAL, INC.

	Jurisdiction of Incorporation	Other name(s) under which entity does business
Alloy, Inc. (1)	Delaware	Commnet, Choice, Sacred Wind, Ethos
GTT, Inc. (2)	Guyana	GTT+, GTT Fibre, MMG, ATOC
One Communications, Ltd. (3)	Bermuda	One Communications, Logic
ATN VI, Inc.(4)	Delaware	Viya
ALSK Holdings, LLC. (5)	Delaware	Alaska Communications
Fireminds Holdings Ltd. (6)	Bermuda	Fireminds
ATN Overseas Holdings, Ltd.	Bermuda	ATN Overseas Holdings, Ltd.
ATN Shared Services, LLC	Delaware	ATN, ATN Shared Services

(1)	Includes twenty-three consolidated wholly owned subsidiaries also providing wholesale wireless voice and data services under the brand names listed above in the United States.
(2)	Formerly known as Guyana Telephone and Telegraph Company Limited. Includes nine consolidated wholly owned subsidiaries also providing wireline,wireless and carrier services under the “GTT+” and "MMG" brand names in Guyana and three wholly subsidiaries providing carrier services under the “ATOC” brand name in the British Virgin Islands.
(3)	Includes ten consolidated wholly owned subsidiaries also providing wireline and wireless services under the “One Communications” brand name in Bermuda and one wholly owned subsidiary providing wireline and wireless services under the “Logic” brand name in the Cayman Islands.
(4)	Includes thirteen consolidated wholly owned subsidiaries also providing wireline and wireless services under the “Viya” brand name in the U.S. Virgin Islands.
(5)	Includes thirty consolidated wholly owned subsidiaries also providing wireline and wireless services under the “Alaska Communications” brand name in Alaska.
(6)	Includes three consolidated wholly owned subsidiary also providing managed services under the “Fireminds” brand name in Bermuda, Canada and the United States.